----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Lifchez, M.D.        Aaron              |IntegraMed America, Inc.                        |                                        |
|                                        |                                         (INMD) |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  IntegraMed America, Inc.              |  (Voluntary)          |                        |                                        |
|  One Manhattanville Road               |                       |     12/31/1998         |                                        |
|                                        |                       |                        |     Director                           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Purchase                NY    10577-2100|                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock                   |            |         |                |    |   $.0000|     63091       | D  |                    |
|                               |            |         |                |    |         |             (01)|    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                      PAGE:  1 OF  3

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Warrants  |  $7.2000|03/05|    A    |      3750|          |03/05|03/05|Common Sto|      3750|  $7.2000 |          |    |          |
|          |         | 1998|         |          |          | 1998| 2003|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (02)|     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Warrants  |  $7.2000|12/01|    D    |          |      3750|03/05|03/05|Common Sto|      3750|  $7.2000 |         0| D  |          |
|          |         | 1998|         |          |          | 1998| 2003|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (03)|         |          |      (03)| (02)|     |          |      (03)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Warrants  |  $4.1200|03/05|    A    |      3750|          |03/05|03/05|Common Sto|      3750|  $4.1200 |      3750| D  |          |
|          |         | 1998|         |          |          | 1998| 2003|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (04)|         |      (04)|          | (02)|     |          |      (04)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $9.2400|08/31|    D    |          |      7500|08/25|08/25|Common Sto|      7500|  $9.2400 |         0| D  |          |
|on        |         | 1998|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (05)|         |          |      (05)| (06)|     |          |      (05)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.1200|08/25|    A    |      7500|          |08/25|08/25|Common Sto|      7500|  $4.1200 |      7500| D  |          |
|on        |         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (07)|         |      (07)|          | (06)|     |          |      (07)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.2400|06/09|    A    |      1500|          |06/09|06/09|Common Sto|      1500|          |          |    |          |
|on        |         | 1998|         |          |          | 1999| 2008|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |      (08)|          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $7.2400|08/31|    D    |          |      1500|06/09|06/09|Common Sto|      1500|  $7.2400 |         0| D  |          |
|on        |         | 1998|         |          |          | 1999| 2008|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (05)|         |          |      (05)|     |     |          |      (05)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.1200|06/09|    A    |      1500|          |06/09|06/09|Common Sto|      1500|  $4.1200 |      1500| D  |          |
|on        |         | 1998|         |          |          | 1999| 2008|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (07)|         |      (07)|          | (08)|     |          |      (07)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:
      (01)  On November 17, 1998 the Company effected a 1-for-4 reverse stock split.
      (02)  100% are immediately exercisable.
      (03)  Cancellation of warrant in connection with grant of replacement warrant.  Disposition reflects the Company's November 17
            , 1998 1-for-4 reverse stock split.
      (04)  The reported transaction involved the repricing of an existing warrant. At the time of repricing, neither the vesting no
            r the                                   expiration provisions were amended.
      (05)  Cancellation of option in connection with grant of replacement option.  Disposition reflects the Company's November 17,
            1998 1-for-4 reverse split.
      (06)  Exercisable as follows: 25% one year from date of grant, thereafter exercisable quarterly at a rate of 6.25%.
      (07)  The reported transaction involved the repricing of an existing option.  At the time of repricing, neither the vesting no

**Intentional misstatements or omissions of facts constitute Federal                   /s/Aaron Lifchez, M.D.            02/16/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Lifchez, M.D., Aaron                      IntegraMed America, Inc.               12/31/1998 PAGE:  2 OF  3

  E X P L A N A T I O N    O F    R E S P O N S E S       (cont.)                         F O R M   5

cont. (07)  r                                       the expiration provisions were amended.
      (08)  Exercisable as follows:  50% one year from date of grant and 50% two years from date of grant.

                          Lifchez, M.D., Aaron                      IntegraMed America, Inc.               12/31/1998 PAGE:  3 OF  3